Exhibit 10.1

Ares Capital Management LLC 245 Park Avenue, 44th Floor New York, New York 10167	HPS Investment Partners, LLC 40 West 57th Street New York, New York 10019

CONFIDENTIAL

June 27, 2018

Differential Brands Group Inc.

1231 South Gerhart Avenue

Commerce, CA 90022

Senior Secured Credit Facilities

Commitment Letter

Ladies and Gentlemen:

Ares Capital Management LLC (“Ares Capital”), HPS Investment Partners, LLC (“HPS” and, together with Ares Capital, the “Commitment Parties”, “we” or “us”) or their respective affiliates are pleased to act as joint lead arrangers and bookrunners for a $150.0 million senior secured asset based revolving credit facility (the “Revolving Credit Facility”) and a $685.0 million senior secured term loan credit facility (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Credit Facilities”) for Differential Brands Group Inc. (the “Borrower” or “you”) on the terms set forth in this Commitment Letter (as defined below). The terms of the Credit Facilities are set forth in the term sheet attached hereto as Exhibit A (the “Term Sheet” and together with this letter, the “Commitment Letter”). You have advised us that you intend to acquire (the “Acquisition”) the three Global Brands Group Holding Limited (“GBG”) lines of business previously identified to us (the “Acquired Business”) pursuant to that certain Purchase and Sale Agreement by and among GBG, GBG USA Inc. (“GBG USA”) and Borrower as the Purchaser dated as of on or about the date hereof, (such acquisition agreement, together with all exhibits, schedules and attachments thereto including the Letter Agreement (the “Side Letter”) by and among GBG, GBG USA and Borrower as of on or about the date hereof, the “Acquisition Agreement”). The definitive credit documentation for the Credit Facilities, all of which shall be reasonably satisfactory in form and substance to us and you, shall be referred to herein as the “Credit Facilities Documentation”. The initial funding and/or availability of the Credit Facilities on the Closing Date, the initial funding and/or availability of the Second Lien Facility (as defined in the Term Sheet) on the Closing Date, the consummation of the Acquisition (including the repayment of all amounts owing in respect of the Acquired Business’s existing third-party indebtedness for borrowed money (other than Permitted Surviving Debt)) and the payment of all fees, costs and expenses incurred in connection therewith are collectively referred to as the “Transactions” and the date the Transactions are consummated, the “Closing Date”. Capitalized terms not defined herein shall have the meaning ascribed to them in the Term Sheet.

1.          Commitment and Agency Appointments.

In connection with the foregoing, (i) Ares Capital, on behalf of its managed funds is pleased to commit to provide 50%, and (ii) HPS, acting through its affiliates, affiliated or managed funds and separately managed accounts is pleased to commit to provide 50% (Ares Capital and HPS, in such capacity, collectively, the "Initial Lenders”), of the aggregate principal amount of the Credit Facilities upon the terms set forth in this Commitment Letter and the initial funding of which is subject only to satisfaction or waiver of the conditions set forth in Section 3 of this Commitment Letter and Annex III of the Term Sheet (such conditions, the “Exclusive Funding Conditions”). The commitments of the Initial Lenders are several and not joint.

It is agreed that Ares Capital and HPS are hereby appointed as joint lead arrangers and bookrunners for the Credit Facilities (in such capacity, the “Lead Arrangers”). In addition, (i) Ares Capital is pleased to act and is hereby appointed to act as administrative agent for the Credit Facilities (in such capacity, the “Administrative Agent”) and (ii) HPS is pleased to act and is hereby appointed to act as collateral agent for the Credit Facilities (in such capacity, the “Collateral Agent” and, together with the Administrative Agent, the “Agents”). Each of the Lead Arrangers and the Agents will have the rights and authority customarily given to financial institutions in such roles, but will have no duties other than those expressly set forth herein and in the Credit Faculties Documentation.

No other agent, co-agent, arrangers, bookrunners or managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the fee letter entered into with the Lead Arrangers and the Agents as of the date hereof (the “Fee Letter”)) will be paid by you in connection with the Credit Facilities unless you and we shall so agree in writing.

2.          Syndication.

We expect to hold a portion of the Credit Facilities, but we intend promptly following your execution and delivery of this Commitment Letter and, until the earliest of (a) the close of business on the date that is 60 days after the Closing Date and (b) the date on which this Commitment Letter expires or is terminated in accordance with the terms hereof (other than any such termination pursuant to the clause (b) or the paragraph under the heading “Acceptance; Termination” below) (such earliest date, the “Syndication Date”), to syndicate a portion of our commitments, loans and other obligations under the Credit Facilities Documentation, to one or more financial institutions or other entities that will become parties to the Credit Faculties Documentation as lenders (such lenders, together with the Initial Lenders, the “Lenders”) such other financial institutions or other entities to be determined by us in consultation with you; provided that, the Lead Arrangers will not syndicate, assign or participate to Disqualified Institutions. We (or one of our affiliates) will manage all aspects of the syndication, in consultation with you, including decisions as to the selection of potential Lenders to be approached, when they will be approached and when their commitments will be accepted; provided, that the identity of the Lenders who will participate shall be subject to your consent, not to be unreasonably withheld, delayed or conditioned. In the event that we shall engage in any such syndication, you agree to use your commercially reasonable efforts to assist us, and to use your commercially reasonable efforts to cause the Acquired Business to assist us, in our syndication efforts. For purpose of the foregoing, “Disqualified Institution” shall mean (x) certain financial institutions and other entities that have been specified by you in writing on or prior to the date hereof, (y) competitors of the Borrower, the Acquired Business and their respective subsidiaries specified by you in writing on or prior to the date hereof (it being understood that such additional bona fide competitors may be designated in writing by you following the Closing Date, which for the avoidance of doubt, shall not apply retroactively to disqualify any person who previously acquired, and continues to hold, any loans, commitments or participations) and (z) in respect of the persons described in the foregoing clauses (x) and (y), any of their affiliates readily identifiable as an affiliate of such persons on the basis of such affiliate’s name (other than bona fide debt fund affiliates).

You agree to use your commercially reasonable efforts to assist us in achieving a timely syndication that is reasonably satisfactory to us and you. The syndication efforts will be accomplished by a variety of means, including direct contact during the syndication between Tengram Capital Partners L.P. (the “Sponsor”) and the Borrower and advisors and affiliates of the Sponsor and the Borrower (and using your commercially reasonable efforts to obtain such contact between senior management of the Acquired Business) on the one hand, and the proposed Lenders on the other hand. For our use in connection with the syndication, until the Syndication Date, you agree, upon our request, to (a) provide, and cause your respective affiliates and advisors to provide, and use your commercially reasonable efforts to cause the Acquired Business to provide, to us all customary information reasonably requested by us to successfully complete the syndication, (b) host, with us, one general meeting with prospective Lenders at such time and place as you and we may reasonably agree and to be available (subject to reasonable prior notice and reasonable scheduling accommodations) for conference calls with prospective Lender that we may reasonably request at such times as you and we may reasonably agree (and your using commercially reasonable efforts to cause the officers of the Acquired Business to be available for such meetings and conference calls to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement), (c) using your commercially reasonable efforts to assist in the obtainment of inventory appraisals and field examinations as promptly as practicable, (d) assist us (and use your commercially reasonable efforts to cause the Acquired Business to assist us) in the preparation of a customary confidential information memorandum, lender presentation and marketing materials reasonably requested by us to successfully complete the syndication and in the preparation of a customary confidential information memorandum to be used in connection with the syndication of the Credit Facilities (collectively, the “Marketing Materials”); provided that you shall not be obligated to provide any information or materials in connection with the foregoing to the extent the provisions of any such information or materials would violate any applicable law or confidentiality restriction provided, further that you should use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information and shall promptly inform the Lead Arrangers in the event any information is withheld on such basis and (e) at any time prior to the later of the Closing Date and the end of the Syndication Period, your ensuring (and, to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement, using your commercially reasonable efforts to cause the Acquired Business each of their subsidiaries to ensure) that there are no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of you or any of your subsidiaries or the Acquired Business and its subsidiaries being offered, placed or arranged (other than the Credit Facilities and the Second Lien Facility without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) if such issuance, offering, placement or arrangement could reasonably be expected to materially impair the primary syndication of the Credit Facilities (it being understood and agreed that Borrower, Acquired Business and their respective subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money, equipment financing and letter of credit, in each case, will not be deemed to materially impair the primary syndication of the Credit Facilities). You also agree to use your commercially reasonable efforts to ensure that our syndication efforts benefit from your lending relationships and the lending relationships of the Sponsor.

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the commencement nor the completion of the syndication of the Credit Facilities contemplated by this Section 3, nor the receipt of any commitments in respect of any of the Credit Facilities, nor obtaining ratings for any of the Credit Facilities, nor your compliance with any other provision of this Section 3, shall constitute a condition precedent to the availability and/or initial funding of the Credit Facilities on the Closing Date.

Notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any assignment, syndication or participation by the Commitment Parties, (i) the Initial Lenders shall not be released, relieved or novated from their respective obligations hereunder (including their respective obligation to fund the Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Credit Facilities, including their respective commitments in respect thereof, until the initial funding of the Credit Facilities on the Closing Date, (ii) no assignment or novation shall become effective with respect to all or any portion of the Initial Lender’s respective commitments in respect of the Credit Facilities until after the initial funding of the Credit Facilities on the Closing Date and (iii) the Initial Lenders shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the initial funding of the Credit Facilities on the Closing Date has occurred.

3.          Conditions.

The availability and/or the initial funding of our commitments hereunder on the Closing Date is subject only to the satisfaction or waiver of the Exclusive Funding Conditions; provided, that (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Credit Facilities on the Closing Date shall be (A) the Specified Representations (as defined below) and the Acquisition Representations (as defined below) and (ii) the terms of the Credit Facilities Documentation shall be in a form such that it does not impair the availability of the Credit Facilities on the Closing Date if the Exclusive Funding Conditions are satisfied or waived (it being understood that, to the extent that any Collateral or any security interest therein (other than the pledge and perfection of security interests in the pledged certificated stock and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Coder or a short-form intellectual property security agreement with the U.S. Patent and Trademark Officer or the U.S. Copyright Office) is not or cannot be provided or perfected on the Closing Date after your using commercially reasonable efforts to do so without undue burden or expense, the delivery of such Collateral (and perfection of security interests therein) shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date but shall be required to be delivered and perfected after the Closing Date (and in any event, within 45 days after the Closing Date plus any extensions granted by the Agents in their sole discretion). This paragraph is referred to as the “Funding Conditions Provision”.

“Specified Representations” means those representations and warranties of the Loan Parties regarding organization; existence; power and authority, due authorization, execution, delivery and enforceability of the Credit Facilities Documentation; non-contravention of the Credit Facilities Documentation with the governing documents and material indebtedness of the Loan Parties; solvency on a consolidated basis after giving effect to the Transactions; margin regulations; the Investment Company Act; PATRIOT Act, OFAC or FCPA and, subject to the Funding Conditions Provision, the creation, validity, perfection and priority of the security interests granted in the Collateral as of the Closing Date.

“Acquisition Representations” means the representations and warranties made by the Seller and Parent in the Acquisition Agreement which are material to the interests to the Lenders, but solely to the extent that the Borrower has the right to terminate its obligations under the Acquisition Agreement or not to consummate the transactions contemplated by the Acquisition Agreement as a result of a breach of (or the inability to make) such representations or warranties.

4.          Information.

You agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Acquired Business to provide) to the Lead Arrangers all customary information with respect to you, the Acquired Business and each of your and its respective subsidiaries and the Transaction, including all financial information and projections prepared by the Acquired Business which is reasonably available to you (including financial estimates, budgets, forecasts and other forward looking information, the “Projections”), as the Lead Arrangers may reasonably request in connection with the arrangement of the Credit Facilities; provided that you shall not be obligated to provide any information or materials in connection with the foregoing to the extent the provisions of any such information or materials would violate any applicable law or confidentiality restriction provided, further that you should use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information and shall promptly inform the Lead Arrangers in the event any information is withheld on such basis. You hereby represent and warrant that (with respect to information relating to or provided by the Acquired Business or its affiliates, to your knowledge), (a) all written information and data (other than the Projections and other information of a general economic or general industry nature) (the “Information”) that has been or will be made available to the Lead Arrangers, the Lenders or their respective affiliates by or on behalf of you or any of your representatives in connection with the Transactions, is or will be when furnished, when taken as a whole, correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, when taken as a whole (after giving effect to all supplements and updates thereto through the date furnished) and (b) the Projections that have been or will be made available to the Lead Arrangers, the Lenders or their respective affiliates by or on behalf of you or any of your representatives in connection with the Transactions have been or will be prepared in good faith based upon accounting principles materially consistent with your historical audited financial statements and the historical audited financial statements of the Acquired Business and assumptions that you believe (of, if different, the preparer thereof) to be reasonable at the time made and at the time the related Projections are made available to the Lead Arrangers, the Lenders or their respective affiliates; it being understood that Projections are as to future event and are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurances can be given that any particular projection will be realized, are not a guarantee of financial performance and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material. You agree that, if any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect (and to your knowledge with respect to information regarding or provided by the Acquired Business or its affiliates) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (or prior to the Closing Date with respect to information and data concerning the Acquired Business or its affiliates, you will use commercially reasonable efforts to) promptly supplement the Information and/or Projections so that such representations will be correct (or to your knowledge with respect to information relating to the Acquired Business) in all material respects under those circumstances. In arranging the Credit Facilities, the Lead Arrangers (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) assume no responsibility for the accuracy or completeness of the Information or the Projections. Notwithstanding anything to the contrary contained in the Commitment Letter and Fee Letter, none of the making of any representations under this section, the provision of any supplement to any Information or Projections, nor the accuracy of any such representation or warranty shall constitute a condition precedent to the availability and/or initial funding of the Credit Facilities on the Closing Date.

5.          Fees.

As consideration for the agreements of Commitment Parties hereunder, you agree to cause to be paid the non-refundable fees described in the Term Sheet and the Fee Letter on the terms set forth therein.

6.          Expenses.

Regardless of whether the Credit Facilities close, you hereby agree, to pay (or cause to be paid) on the Closing Date (or if the Closing Date does not occur, upon demand at any time after termination of the commitments hereunder) to the Commitment Parties all reasonable and documented out-of-pocket expenses and costs of Commitment Parties and the Agents, including, without limitation, reasonable, documented legal fees and expenses of counsel (limited to (x)(i) one (1) legal counsel for each of (A) the Agents, the Commitment Parties and the Lenders under the Term Facility and (B) the Lenders under the Revolving Credit Facility, taken as a whole, (ii) one (1) local counsel in each relevant jurisdiction (which may include a single local counsel acting in multiple jurisdictions) for each of (A) the Agents, the Commitment Parties and the Lenders under the Term Facility and (B) the Lenders under the Revolving Credit Facility, taken as a whole, and (iii) one (1) regulatory counsel if reasonably required for each of (A) the Agents, the Commitment Parties and the Lenders under the Term Facility and (B) the Lenders under the Revolving Credit Facility, taken as a whole, and (y) in each and every case, excluding the allocated costs of internal counsel and excluding all fees, costs and expenses incurred by any person acting in any other capacity for the Credit Facilities (including any Lender or any prospective Lender) and including expenses in contention with field examination and inventory appraisals), incurred by Commitment Parties or the Agents in connection with this Commitment Letter, the Fee Letter, the Credit Facilities, and the transactions contemplated hereby (the “Reimbursable Expenses”).

All fees and expenses payable hereunder will be paid in U.S. dollars, in immediately available funds and shall not be subject to reduction by way of setoff or counterclaim. In addition, all such payments shall be made free and clear of and without deduction of any and all present or future applicable taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto with appropriate gross up for withhold taxes.

7.          Confidentiality.

You agree that you will not disclose this Commitment Letter, the Fee Letter or any of the contents herein or therein or Commitment Parties’ involvement with, or services under, this Commitment Letter, the Fee Letter or the Credit Facilities to any third party (including, without limitation, any financial institution or intermediary) without Commitment Parties’ prior written consent (which may be in an e-mail) other than (a) to the Sponsor and those individuals who are your or and its respective directors, officers, members, partners, employees, attorneys, accountants, agents, affiliated investment funds, equityholders or advisors and to any actual or potential co-investors, in each case in connection with the Credit Facilities on a confidential and need-to-know basis, (b) as may be compelled by the order of any court or administrative agency in a legal, judicial or administrative proceeding or as otherwise required by law, regulation, subpoena or compulsory legal process where, in your reasonable judgment, disclosure is required by such law regulation, subpoena or compulsory legal process, or to the extent requested or required by any governmental and/or regulatory authorities (in which case you shall promptly notify the Commitment Parties thereof, to the extent reasonably practicable, of such requirement to disclose to the extent permitted by law), (c) with respect to the Commitment Letter, to the Acquired Business, sellers under the Acquisition Agreement and their respective directors, officers, members, partners, employees, attorneys, accountants, agents, equityholders or advisors, in each case, on a confidential need-to-know basis, (d) with respect to the Fee Letter, to the Acquired Business, sellers under the Acquisition Agreement and their respective directors, officers, members, partners, employees, attorneys, accountants, agents, equityholders or advisors, in each case, on a confidential need-to-know basis and only so long as the Fee Letter has been redacted in a manner satisfactory to the Lead Arrangers, (e) to the lenders (and potential lenders) under the Second Lien Facility (but not the Fee Letter or the contents thereof), (f) to the extent reasonably necessary or advisable to enforce your rights and remedies hereunder or thereunder and (g) with respect to the Commitment Letter (but not the Fee Letter except as part of a general disclosure of sources and uses) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. You agree to inform all such persons who receive information concerning this Commitment Letter that such information is confidential and may not be used for any purpose other than in connection with the Transactions and may not be disclosed to any other person, except as permitted hereunder. The Commitment Parties reserve the right to review and approve, in advance, all materials, press releases, advertisements and disclosures that contain the Commitment Parties’ or any affiliate’s name or describe their roles, services or activities; provided that no such right to review and approve shall be required with respect to any disclosure required to be made pursuant to applicable law or, for the avoidance of doubt, any disclosures made permitted pursuant to clause (g) of this paragraph.

The Commitment Parties shall, until the earlier of (i) eighteen (18) months from the date hereof or (ii) the initial funding of the Credit Facilities, treat confidentially in accordance with its customary procedures for handling confidential information, all non-public information received by it from you, the Acquired Business or your or their respective affiliates and representatives in connection with the financing transactions contemplated hereby and only use such information for the purposes of providing the services in connection with the Transaction; provided, however, upon the execution and delivery of the Credit Facilities Documentation, the provisions of the Credit Facilities Documentation shall govern the confidentiality matters described in this paragraph. Nothing herein shall prevent the Commitment Parties from disclosing any such information (i) with your consent (which may be in an e-mail), (ii) to any Lenders or participants or prospective Lenders or participants, (iii) as may be compelled by the order of any court or administrative agency in a legal, judicial or administrative proceeding or as otherwise required by law, regulation, subpoena or compulsory legal process where, in your reasonable judgment, disclosure is required by such law regulation, subpoena or compulsory legal process, or to the extent requested or required by any governmental and/or regulatory authorities (in which case such Commitment Party shall promptly notify you thereof, to the extent reasonably practicable, of such requirement to disclose to the extent permitted by law), (iv) upon the request or demand of any regulatory authority or self-regulatory body having jurisdiction over the Commitment Parties, or their respective affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so and reasonably practicable), (v) in connection with the Transactions and on a confidential basis to its shareholders, employees, directors, officers, legal counsel, independent auditors, professionals, advisors and other experts or agents or their respective affiliates who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential and such Commitment Party shall be responsible for such persons’ compliance with this paragraph; (vi) to any of their respective affiliates (provided, that any such affiliate is advised of its obligation to retain such information as confidential and such Commitment Party shall be responsible for such persons’ compliance with this paragraph), (vii) to industry trade organizations information with respect to the Credit Facilities that is customary for inclusion in league table measurements, (viii) to the extent any such information (x) becomes publicly available other than by reason of a breach of the confidentiality obligations set forth in this paragraph, (y) becomes available to the Commitment Parties on a non-confidential basis from a source other than you or on your behalf and not in violation of any confidentiality agreement or obligation owed to you, or (z) was available to the Commitment Parties on a non-confidential basis prior your disclosure to the Commitment Parties of such information, (ix) to prospective Lenders, participants or assignees (in each case, other than a Disqualified Institution); provided that such disclosure shall be make subject to the acknowledgment and acceptance by such prospective Lender, participant or assignee that such information is being disseminated on a confidential basis in accordance with the standard syndication process of the Commitment Party or market standards for dissemination of such type of information which, in the case of any electronic access, shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information or (x) in protecting and enforcing Commitment Parties’ rights with respect to this Commitment Letter and the Fee Letter.

8.          Indemnity.

Regardless of whether the Credit Facilities close, you agree to (a) indemnify, defend and hold the Commitment Parties’ and each of their respective affiliates and its and their principals, directors, officers, employees, representatives, agents and third party advisors (“Related Persons”) of each of them (each, an “Indemnified Person”), harmless from and against all losses, disputes, claims, investigations, litigation, proceedings, out-of-pocket expenses (including, but not limited to, attorneys’ fees ((i) limited in the case of legal expenses to the reasonable and documented costs and out-of-pocket expenses of (w) one (1) legal counsel for all such Indemnified Persons, taken as a whole, (x) one (1) local counsel in each relevant jurisdiction (which may include a single local counsel acting in multiple jurisdictions) and (y) one (1) regulatory counsel if reasonably required for all such Indemnified Persons, taken as a whole, (ii) solely in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict has informed you in writing of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction to each group of affected Indemnified Persons similarly situated, taken as a whole, and (iii) in each and every case, excluding the allocated costs of internal counsel), damages, and liabilities of any kind to which any Indemnified Person may become subject in connection with this Commitment Letter, the Fee Letter, the Credit Facilities, the use or the proposed use of the proceeds thereof, the Transactions or any other transaction contemplated by this Commitment Letter or the Fee Letter (each, a “Claim”, and collectively, the “Claims”), regardless of whether such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by or against a third party, you, or any of your affiliates), and (b) reimburse each Indemnified Person upon demand for all legal and other expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (but, in the case of legal fees and expenses, (i) limited in the case of legal expenses to the reasonable and documented costs and out-of-pocket expenses of (w) one (1) legal counsel for all such Indemnified Persons, taken as a whole, (x) one (1) local counsel in each relevant jurisdiction (which may include a single local counsel acting in multiple jurisdictions) and (y) one (1) regulatory counsel if reasonably required for all such Indemnified Persons, taken as a whole, (ii) solely in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict has informed you in writing of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction to each group of affected Indemnified Persons similarly situated, taken as a whole, and (iii) in each and every case, excluding the allocated costs of internal counsel) (each, an “Expense”); provided that no Indemnified Person shall be entitled to indemnity hereunder in respect of any Claim or Expense to the extent that the same (i) is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence, willful misconduct or bad faith of such Indemnified Person (or any of its Related Persons), (ii) results from a material breach by such Indemnified Person of its obligations under this Commitment Letter at a time when you have not breached your obligations hereunder in any material respect or (iii) results from a dispute solely among Indemnified Persons (other than a Claim against the Commitment Parties solely in their capacities as lead arrangers, administrative agent, collateral agent, bookrunner, lender or any other similar role in connection with this Commitment Letter, the Fee Letter, the Credit Facilities, the Transactions or any related transactions contemplated hereby or thereby or any use or intended use of the proceeds of the Credit Facilities) not arising out of any act or omission on the part of you or your affiliates. Neither you nor any Indemnified Party shall be liable for any special, punitive, exemplary, consequential or indirect damages alleged in connection with, arising out of, or relating to, any Claims, this Commitment Letter, the Fee Letter, the Credit Facilities, the use or the proposed use of the proceeds thereof, or any other transaction contemplated by this Commitment Letter or the Fee Letter; provided, nothing contained in this sentence shall limit your indemnification obligation to the extent set forth hereinabove to the extent such special, punitive, exemplary, consequential or indirect damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder.

Furthermore, each of the parties hereto hereby acknowledges and agrees that the use of electronic transmission is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse. Each of the parties hereto agrees to assume and accept such risks and hereby authorizes the use of transmission of electronic transmissions, and that none of the parties hereto nor the Sponsor nor any of their respective affiliates will have any liability for any damages arising from the use of such electronic transmission systems, except to the extent the same (x) is found by a final nonappealable judgment of a court of competent jurisdiction to have arisen from the gross negligence, willful misconduct or bad faith of such person or any of its affiliates or (y) arises from a material breach by such person of this Commitment Letter.

9.          Sharing Information; Absence of Fiduciary Relationship.

You acknowledge that the Commitment Parties and/or their respective affiliates may be investing in, or providing debt financing, equity capital or other services to other companies with which you may have conflicting interests. You agree that the Commitment Parties will act under this Commitment Letter and the Fee Letter as independent contractors and nothing in this Commitment Letter, the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty among the Commitment Parties and you, your equity holders, employees, creditors or affiliates or any other person. You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you (or your equity holders, employees, creditors or affiliates or any other person) and the Commitment Parties and/or their respective affiliates has been or will be created in respect of any of the transactions contemplated by this Commitment Letter or the Fee Letter, irrespective of whether the Commitment Parties and/or their respective affiliates have advised or are advising you on other matters and in connection with the transactions contemplated by this Commitment Letter or the Fee Letter, the Commitment Parties are acting solely as a principal and not as an agent or fiduciary to you, your equity holders, employees, creditors or affiliates or any other person, (b) you will not assert any claim against the Commitment Parties and/or their affiliates for breach or alleged breach of fiduciary duty in respect of or arising from or related to any of the Transactions and agree that the Commitment Parties and/or their respective affiliates shall not have any direct or indirect liability to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees, creditors or affiliates or any other person, (c) the Transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between us, on the one hand and, you, on the other and (d) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that we and our affiliates do not provide tax, accounting or legal advice.

10.         Assignments and Amendments.

This Commitment Letter and the Fee Letter shall not be assignable by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent shall be null and void), and is solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. The Commitment Parties may assign its obligations hereunder, in whole or in part; provided, that, notwithstanding any such assignment, (i) with respect to amounts to be funded on the Closing Date, the commitment of the Initial Lender to fund its committed portions of the Credit Facilities on the terms and conditions set forth in this Commitment Letter and the Fee Letter will not be reduced until such amounts are funded on the Closing Date or as otherwise expressly provided herein and in the Fee Letter. Any and all obligations of, and services to be provided by the Commitment Parties hereunder may be performed and any and all rights of the Commitment Parties may be exercised by or through any of their respective affiliates or branches. This Commitment Letter and the Fee Letter may not be amended or waived except in a written instrument signed by you and the Commitment Parties.

11.         Counterparts and Governing Law.

This Commitment Letter may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic (including “PDF”) transmission shall be effective as delivery of a manually executed counterpart hereof. No posting to any E-System shall be denied legal effect merely because it is made electronically and each party hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature merely because it is made electronically.

The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Commitment Letter and the Fee Letter, including, without limitation, its validity, interpretation, construction, performance and enforcement and any claims sounding in contract law or tort law arising out of the subject matter hereof, in each case, without regard to conflict of law principles that would result in the application of any other law other than the law of the state of New York.

12.         Venue and Submission to Jurisdiction.

The parties hereto consent and agree that the state or federal courts located in New York County, State of New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, the Fee Letter, the Credit Facilities, the Transaction, any other transaction relating hereto or thereto, and any investigation, litigation, proceeding, action or suit in connection with, related to or arising out of any such matters, provided, that the parties hereto acknowledge that any appeal from those courts may have to be heard by a court located outside of such jurisdiction. The parties hereto expressly submit and consent in advance to such jurisdiction in any investigation, litigation, proceeding, action or suit commenced in any such court, and hereby waive any objection, which each of the parties may have based upon lack of personal jurisdiction, improper venue or inconvenient forum. Each of the parties hereto agrees a final judgment in any such investigation, litigation, proceeding, action or suit shall be conclusive and any be enforced in other jurisdictions by suit on judgment or in any other matter provided by law. Each of the parties hereto agree that service of any process, summons, notice or document by registered mail addressed to such person at its address above shall be effective service of process against such person in any investigation, litigation, proceeding, action or suit brought in any such court.

13.         Waiver of Jury Trial.

THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS COMMITMENT LETTER, THE FEE LETTER, THE CREDIT FACILITIES, THE TRANSACTION AND ANY OTHER TRANSACTION RELATED HERETO OR THERETO OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

14.         Survival.

The provisions of this Commitment Letter set forth under this heading and the headings “Syndication”, “Expenses”, “Confidentiality”, “Indemnity”, “Sharing Information; Absence of Fiduciary Relationship”, “Assignments and Amendments”, “Counterparts and Governing Law”, “Venue and Submission to Jurisdiction” and “Waiver of Jury Trial” shall survive the termination or expiration of this Commitment Letter and shall remain in full force and effect regardless of whether the Credit Facilities close or the Credit Facilities Documentation shall be executed and delivered; provided that the provisions under the heading “Syndication” shall terminate on the Syndication Date; provided further that, if the Credit Facilities close and the Credit Facilities Documentation shall be executed and delivered, the provisions under the heading “Expenses”, “Confidentiality”, “Indemnity” and “Sharing Information; Absence of Fiduciary Relationship” shall be superseded and deemed replaced by the terms of the Credit Facilities Documentation governing such matters, in each case, to the extent covered thereby.

15.         Integration.

This Commitment Letter and the Fee Letter supersede any and all discussions, negotiations, understandings or agreements, written or oral, express or implied, between or among the parties hereto and their affiliates as to the subject matter hereof.

16.         Patriot Act.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), the Agents and each Lender may be required to obtain, verify and record information that identifies the Borrower and each guarantor under the Credit Facilities Documentation (each a “Guarantor”), which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow the Agents or such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act or the Beneficial Ownership Regulation and is effective as to the Agents and each Lender.

17.         Acceptance; Termination.

Please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning to the Commitment Parties. Unless extended in writing by the Commitment Parties, the agreements of the Commitment Parties contained herein (subject to the provisions under the heading “Survival”) shall automatically expire upon the execution and delivery of the Credit Facilities Documentation and funding of the Credit Facilities.

Our commitments hereunder and agreements contained herein will expire at such time in the event we have not received your executed counterpart to this Commitment Letter and the Fee Letter by June 27, 2018 at 5:00 p.m. (New York time). This Commitment Letter and the commitments and undertakings of the Commitment Parties hereunder shall automatically terminate upon the earliest of (a) the termination of the definitive documentation for the Acquisition, including the Acquisition Agreement, (b) November 30, 2018 unless we, in our sole discretion, agree to an extension in writing, (b) the date of the closing of the Acquisition without the use of the Credit Facilities and (c) execution and delivery of the Credit Facilities Documentation and initial funding of the Credit Facilities. You shall have the right to terminate this Commitment Letter and the commitments thereunder at any time upon written notice to us from you (subject to the provisions under the heading “Survival”).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have been given the opportunity to assist you in connection with the financing contemplated hereby.

Sincerely,

ARES CAPITAL MANAGEMENT LLC

By	/s/ Mitchell Goldstein
Name: Mitchell Goldstein
Title: Authorized Signatory

[Signature Page to Senior Secured Credit Facilities Commitment Letter]

HPS INVESTMENT PARTNERS, LLC

By	/s/ Vikas Keswani
Name: Vikas Keswani
Title: Managing Director

[Signature Page to Senior Secured Credit Facilities Commitment Letter]

Accepted and agreed to as of
the date first above written:

Differential Brands Group Inc.

By	/s/ Lori Nembirkow
Name:	Lori Nembirkow
Title:	Senior Vice President, Legal & Compliance

[Signature Page to Senior Secured Credit Facilities Commitment Letter]

Exhibit A

Differential Brands Group Inc.
Summary of Principal Terms and Conditions

Set forth below in this term sheet (the “Term Sheet”) is a summary of the principal terms and conditions for the Credit Facilities (as defined below). Capitalized terms used but not defined in this Term Sheet shall have the meaning set forth in the commitment letter to which this Term Sheet is attached (the “Commitment Letter”).

Borrower:	Differential Brands Group Inc. (the “Company” or the “Borrower”)

Administrative Agent and Collateral Agent:	Ares Capital Corporation will act as sole administrative agent (in such capacity, the “Administrative Agent”) and will perform the duties customarily associated with such role and HPS Investment Partners, LLC will act as sole collateral agent (in such capacity, the “Collateral Agent” and together with the Administrative Agent, the “Agents”).

Joint Lead Arrangers and Bookrunners:	Ares Capital Management, LLC and HPS Investment Partners, LLC will act as joint lead arrangers and bookrunners (in such capacities, the “Lead Arrangers”) for the Credit Facilities and will perform the duties customarily associated with such roles.

Term Facility:

A senior secured first lien term loan facility (the “Term Facility”) to the Borrower in an aggregate principal amount of $685,000,000. The loans under the Term Facility are referred to as the “Term Loans”. The financial institutions providing such Term Loans and their successors and assigns, the “Term Lenders”).

In connection with the incurrence of the Term Facility (i) the Borrower shall also establish at least $674,000,000 in junior lien capital (the “Second Lien Facility”) and (ii) the Borrower shall have received $150,000,000 in cash common or rollover equity from Lenders, co-investors and members of management (the “Equity Contribution”), at least (x) $25,000,000 shall be from Ares Capital and/or its managed funds or affiliates and (y) at least $80,000,000 of which shall be from the management of the Acquired Business (the “Management Equity”), of which at least $40,000,000 of such Management Equity shall be in the form of cash common equity.

Revolving Credit Facility:	A senior secured first lien “asset based” revolving credit facility (provided, that the “asset based” specific terms applicable to such asset based revolving credit facility, including borrowing base mechanics, reporting, springing cash dominion, revolver covenants, appraisals, expense reimbursement, excess availability, collateral and intercreditor arrangements with respect thereto) (the “Revolving Credit Facility”) to the Borrower in an aggregate principal amount of $150,000,000. The loans under the Revolving Credit Facility are referred to as the “Revolving Credit Loans” and, together with the Term Loans, the “Loans”). The financial institutions providing such Revolving Credit Loans and their successors and assigns, the “Revolving Credit Lenders” and, together with the Term Lenders, the “Lenders”).

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Purpose:	(A) The proceeds of borrowings under the Term Facility will be used by the Borrower on the Closing Date, solely to pay the acquisition consideration for the Acquisition and the related fees, costs and expenses incurred in connection with the Transactions.

(B) The proceeds of the Revolving Credit Loans may be used (a) on the Closing Date, to fund acquisition consideration for the acquisition of the Acquired Business, working capital needs of the Borrower and its subsidiaries provided that the amounts borrowed on the Closing Date pursuant to this clause (a) shall not exceed the sum of (i) $50,000,000, plus (ii) additional amounts necessary to satisfy working capital needs of the Borrower and its subsidiaries working capital adjustments pursuant to the Acquisition Agreement not to exceed $60,000,000 plus an additional amount not to exceed $15,000,000 to finance the payment of the license consent fees on the Closing Date; and (b) after the Closing Date, to finance the working capital needs and other general corporate purposes of the Borrower and its subsidiaries.

Availability:

The Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the Revolver Maturity Date.

Interest Rates:	As set forth on Annex I hereto.

Default Rate:	Subject to applicable law, automatically during the continuance of any event of default under the Credit Facilities Documentation only, with respect to principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other amount (including overdue interest), at the interest rate applicable to ABR loans (as defined in Annex I), plus 2.00% per annum.

Final Maturity and Amortization:	The Term Facility will mature on the date that is five years after the Closing Date (the “Term Loan Maturity Date”). The Term Facility shall amortize on a quarterly basis, (i) beginning on the last business day of the quarter ending March 31, 2019, by an amount equal to 0.25% of the original principal amount of the Term Facility per fiscal quarter, (ii) beginning on the last business day of the quarter ending September 30, 2019, by an amount equal to 0.625% of the original principal amount of the Term Facility per fiscal quarter and (iii) beginning on the last business day of the quarter ending March 31, 2020, by an amount equal to 1.250% of the original principal amount of the Term Facility per fiscal quarter, with the balance payable on the Term Loan Maturity Date.

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The Revolving Credit Facility will mature on the date that is four years and six months after the Closing Date (the “Revolver Maturity Date”).

Guarantees:

All obligations of the Borrower under the Credit Facilities (the “Obligations”) and, at the election of the Borrower, under any interest rate protection or other swap or hedging arrangements (other than any obligation of any Guarantor (as defined below) to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) under the circumstances set forth in the Precedent Documentation (collectively, “Excluded Swap Obligations”)), and, at the election of the Borrower, obligations under overdraft, credit and purchasing card reimbursement and other cash management arrangements (“Cash Management Obligations”), in each case of the Borrower and the other Guarantors that have been entered into with a Lender, Lead Arranger, the Agents or any affiliate of a Lender, Lead Arranger or the Agents (“Hedging/Cash Management Arrangements”) will be unconditionally and irrevocably guaranteed jointly and severally on a senior basis (the “Guarantees”) by:

(i)           each existing and subsequently acquired or organized direct or indirect wholly-owned domestic subsidiary of the Borrower (the “Subsidiary Guarantors”) and

(ii)          in the case of the obligations the Borrower or the Subsidiary Guarantors only, the Borrower (the Borrower and the Subsidiary Guarantors, collectively, the “Guarantors” or the “Loan Parties”);

provided that Guarantors shall not include (a) any subsidiary to the extent the provision of a Guarantee by such subsidiary would result in material adverse tax consequences as determined by the Borrower and the Agents, (b) immaterial subsidiaries subject to thresholds to be agreed, (c) any subsidiary (each a “Foreign Holdco”) substantially all of the assets of which are equity interests and/or equity interests and indebtedness of one or more “controlled foreign corporations” (as defined in Section 957 of the Internal Revenue Code) (each, a “CFC”) or any subsidiary that is a subsidiary of a CFC or Foreign Holdco, and (d) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date (or, if later, the date it becomes a subsidiary) and so long as not entered into in contemplation hereof from guaranteeing the Credit Facilities or which would require governmental (including regulatory) consent, approval, license, authorization or prior notice to provide a Guarantee unless such consent, approval, license or authorization has been received or such notice has been provided and any waiting period applicable to such notice has expired without adverse action by the applicable regulatory authority.

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Security:	Subject to exclusions and limitations to be agreed, the Funding Conditions Provisions and the Limited Conditionality Provisions, the Obligations, the Guarantees and, the Hedging/Cash Management Arrangements of the Borrower and other Guarantors (collectively, the “Term Priority Obligations”) will be secured by (a) a perfected first priority (subject to permitted liens) pledge of (i) 100% of the capital stock or other equity ownership owned by the Borrower and each other Guarantor in any wholly-owned first tier domestic subsidiary and (ii) 65% of the voting equity interests and 100% of the non-voting equity interests owned by the Borrower and each other Guarantor (other than Holdings) in any wholly-owned first tier subsidiary that is a CFC or Foreign Holdco; provided that any first-tier foreign subsidiary that is treated as a disregarded entity for tax purposes shall be deemed to be a domestic subsidiary and (b) a perfected, first priority lien (subject to permitted liens) on and security interest in all of the now owned and hereafter acquired assets and property of each Loan Party, including, without limitation, all cash (with all deposit account control agreements being permitted to be delivered within a time period after the Closing Date to be reasonably agreed by the Agents and the Borrower), marketable securities, real property, fixtures, accounts, inventory, machinery and equipment, general intangibles (including copyrights, trademarks, patents and other intellectual property), payment intangibles, chattel paper, instruments, investment property, commercial tort claims, key man life insurance, assignment of leases and all other assets and property of each Loan Party, real or personal, tangible or intangible, and all proceeds thereof, but excluding (i) all leasehold interests (provided that the Borrower shall exercise commercially reasonable efforts to obtain a landlord waiver with respect to its corporate headquarters within a time period after the Closing Date to be agreed (such post-closing period to be extendable by the Agents in their reasonable discretion)), (ii) all fee-owned real property with a fair market value of less than a threshold to be mutually agreed (with all mortgages being permitted to be delivered within a time period after the Closing Date to be reasonably agreed by the Agents and the Borrower), provided that in no event shall any Loan Party be required to provide a mortgage or other lien on any real property if such mortgage or other lien would require approval from any state or federal governmental or regulatory authority, (iii) except to the extent a security interest therein can be perfected by the filing of UCC financing statements, motor vehicles and other assets subject to certificates of title, (iv) letter of credit rights less than an amount to be mutually agreed (except to the extent a security interest therein can be perfected by the filing of UCC financing statements), (v) commercial tort claims below a threshold to be mutually agreed, (vi) equity interests issued by immaterial subsidiaries, (vii) equity interests issued by any entity other than a wholly-owned subsidiary to the extent prohibited by the organizational documents of such entity or requiring third party consent (other than the consent of Borrower or any of its subsidiaries), (viii) a security interest to the extent the Agents and the Borrower reasonably determine the burden or cost of perfecting such security interest outweighs the benefit of such security to the Lenders, (ix) any intent to use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (x) margin stock, (xi) any non-US assets or assets of the Borrower and Guarantors that require action under the law of any non-US jurisdiction to create or perfect a security interest in such assets, including any intellectual property in any non-US jurisdiction (and no security agreements or pledge agreements governed under the laws of any non-US jurisdiction shall be required in respect of such assets), (xii) (1) property subject to a purchase money security agreement, capital lease or similar arrangement to the extent the granting of a security interest therein is prohibited thereby or otherwise requires consent, unless such consent is obtained, and/or (2) any lease, license, permit or agreement or any property subject to such agreement, in each case, in existence on the Closing Date or upon acquisition of the relevant subsidiary party thereto (so long as not entered into in contemplation thereof and excluding the proceeds and receivables thereof), to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit or agreement or create a right of termination in favor of any other party thereto (other than Borrower or any subsidiary thereof) or otherwise require consent thereunder (other than the consent of Borrower or any subsidiary thereof) unless such consent is obtained, in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition; provided that this clause (xii)(2) shall not exclude any license or sublicense acquired as part of the Acquisition, (xiii) any governmental licenses, permits, franchises, charters, authorizations and other regulated assets, to the extent the grant of such security interest (1) is prohibited or restricted thereby, (2) requires prior notice to any regulatory authority which has not been made (or any required waiting period associated therewith has not expired) or (3) requires the consent, approval, license or authorization of any regulatory authority which has not been received, in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, (xiv) equity interests in excess of the limitations set forth above with respect to any CFC or Foreign Holdco, (xv) deposit accounts used exclusively for payroll, payroll taxes and other employee wage and benefit payments, trust accounts, tax accounts and escrow and other fiduciary accounts, and zero balance accounts (collectively, the “Excluded Accounts”) and (xvi) other exceptions to be agreed) (the items described in clauses (a) and (b) above, collectively, the “Collateral”).

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Intercreditor Agreement:	The lien priority, relative rights and other creditors’ rights issues in respect of the Obligations and the Second Lien Facility and related obligations will be set forth in an intercreditor agreement reasonably satisfactory to the Lead Arrangers and the Borrower (the “Intercreditor Agreement”) and shall include in any event (i) a customary standstill provision with respect to all enforcements, including acceleration, (ii) payment blockage provisions with respect to all payments of principal, fees, premium and interest during certain material events of default to be mutually agreed, which shall permit required cash payments to continue to accrue (but not to be paid) during any such event of default and which shall require turnover to the Collateral Agent to the extent of amounts received in violation of such payment blockage provisions; provided further that such payment subordination terms shall apply regardless of whether any bankruptcy, restructuring or insolvency proceeding has occurred or is continuing.

Mandatory Prepayments:	Subject to exceptions to be agreed, the Term Loans shall be prepaid with:

(A) commencing with the fiscal year ending December 31, 2019, (payable annually 105 days after the end of the relevant fiscal year) an amount equal to 50% of Excess Cash Flow (to be defined in a manner to be mutually agreed) with two step downs to 25% and 0% upon the achievement and maintenance of a First Lien Leverage Ratio (to be defined in a manner to be mutually agreed) equal to or less than 2.75:1.00 and 2.25:1.00 respectively;

(B) an amount equal to 100% of the net cash proceeds of asset sales or other dispositions of property by the Borrower and its subsidiaries after the Closing Date (including insurance and condemnation proceeds and sale leaseback proceeds), receipt of proceeds from other “corporate events” (subject to thresholds, exceptions and reinvestment rights to be mutually agreed);

(C) an amount equal to 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its subsidiaries after the Closing Date (other than debt permitted under the Credit Facilities Documentation);

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(D)       any amounts payable to the Borrower pursuant to the Acquisition Agreement (excluding payments with respect to working capital adjustments, but including any amounts paid with respect to the failure to obtain consents to the transfer of intellectual property in connection with the Transaction); and

(E)       100% of net cash proceeds of issuances of equity of the Borrower and its subsidiaries (except the net cash proceeds of any permitted equity issuances, and with exceptions to be agreed for certain investments and permitted acquisitions up to an amount to be agreed).

Mandatory prepayments shall be applied, without premium or penalty, subject to (i) reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period ratably to amortization payments scheduled to occur under the Term Facility and (ii) compliance with the prepayment premium set forth under the heading “Prepayment Premium”. With respect to mandatory prepayments described above, such prepayment shall be applied on a pro rata basis among the Term Facility (other than any class of Term Facility that has agreed to receive a less than pro rata share of any mandatory prepayment).

With respect to mandatory prepayments under clause (C) above, such prepayment, to the extent resulting from the incurrence of debt obligations not permitted under the Credit Facilities Documentation, shall be applied on a pro rata basis among the Term Facility.

With respect to mandatory prepayments under clause (D) above, such prepayment shall be applied ratably among the Credit Facilities and the Second Lien Facility based upon the original principal of each facility on the Closing Date.

Any mandatory prepayment amounts under the Credit Facilities may be declined by a Lender (any such amount, a “Declined Amount”), in which case, such Declined Amount shall be (i) first offered to the other Lenders on a ratable basis and (ii) second if declined by all other Lenders, offered to prepay the loans outstanding under the Second Lien Facility. Any Declined Amount declined by a lender under the Second Lien Facility Documentation (as defined below) may be retained by the Borrower.

Voluntary Prepayments and Commitment Reductions:	Voluntary prepayments of borrowings under the Credit Facilities will be permitted at any time, in minimum principal amounts to be mutually agreed upon, without premium or penalty (except as set forth under the heading “Prepayment Premium”), subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

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All voluntary prepayments of the Term Facility will be applied ratably to all remaining amortization payments under the applicable Term Facility. The Borrower may reduce or terminate the Revolving Credit Facility commitment, in whole at any time, or in part from time to time, in minimum principal amounts to be agreed upon, without premium or penalty (except as set forth under the heading “Prepayment Premium”), subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Prepayment Premium:	In respect of (i) the Revolving Credit Facility, any commitment reduction and (ii) the Term Facility, any voluntary or mandatory prepayment (other than clauses (A), (B) and (D) under the heading “Mandatory Prepayments” and mandatory prepayments from the sale of immaterial assets (to be defined in a manner to be agreed)), in each case: (i) on or before the first anniversary of the Closing Date, shall be subject to a prepayment premium equal to the principal amount of such prepayment of Term Loans (or permanent commitment reduction of the Revolving Credit Facility) multiplied by 3.0%, (ii) after the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date, shall be subject to a prepayment premium equal to the principal amount of such prepayment of Term Loans (or permanent commitment reduction of the Revolving Credit Facility) multiplied by 2.0%, and (iii) after the second anniversary of the Closing Date and on or before the third anniversary of the Closing Date, shall be subject to a prepayment premium equal to the principal amount of such prepayment of Term Loans (or permanent commitment reduction of the Revolving Credit Facility) multiplied by 1.0%. No such prepayment premium will be payable for any prepayment of the Term Loans or commitment reduction of the Revolving Credit Facility after the third anniversary of the Closing Date.

Conditions to Initial Borrowing:	The availability and/or initial borrowing of the Credit Facilities on the Closing Date shall be subject solely to the satisfaction or waiver of the Exclusive Funding Conditions.

Credit Facilities Documentation:	The definitive financing documentation for the Credit Facilities (the “Credit Facilities Documentation”) shall be customary for facilities of this type and shall contain the terms and conditions set forth in this Commitment Letter and such other terms as the Borrower and the Lead Arrangers shall agree (such other terms to be in a manner that is consistent with this Term Sheet); it being understood and agreed that the Credit Facilities Documentation shall (a) not be subject to any conditions to the availability and/or initial funding of the Credit Facilities, on the Closing Date other than the Exclusive Funding Conditions, (b) contain only those conditions, representations, warranties, mandatory prepayments, affirmative, financial and negative covenants and events of default expressly set forth in this Term Sheet and with standards, qualifications, thresholds, exceptions, “baskets” to be agreed, (c) be drafted by counsel to the Lead Arrangers, (d) reflect reasonable administrative agency, operational and regulatory requirements of the Administrative Agent and Collateral Agent, (e) contain customary EU Bail-In Rules contractual recognition provisions, (f) include provisions to be mutually agreed addressing implementation of Section 211 of the Delaware Limited Liability Act and (g) be negotiated in good faith by the Borrower and the Lead Arrangers to finalize such Credit Facilities Documentation, giving effect to the Funding Conditions Provision, as promptly as practicable after the acceptance of the Commitment Letter (collectively, the “Documentation Principles”). To the extent that any representations and warranties made on, or as of, the Closing Date (or a date prior thereto) are qualified by or subject to “material adverse effect”, the definition thereof shall be “Material Adverse Effect” as defined in the Acquisition Agreement solely for purposes of making such representations and warranties on the Closing Date (as required by the Funding Conditions Provision).

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Representations and Warranties:	Consistent with the Documentation Principles and limited to the following (to be applicable to the Borrower and its subsidiaries): organizational status and good standing; power and authority, due authorization, qualification, execution, consummation of the transactions; capitalization; delivery and enforceability of Credit Facilities Documentation; with respect to the execution, delivery and performance of the Credit Facilities Documentation, no violation of, or conflict with, material law, organizational documents or material agreement or adverse agreements; compliance with law; compliance with pension laws; Regulation T, U and X; compliance with anti-money laundering and anti-terrorism laws, the PATRIOT Act, laws applicable to sanctioned persons as administered by OFAC and the FCPA; litigation and commercial tort claims; margin regulations; material governmental and third party approvals with respect to the execution, delivery and performance of the Credit Facilities Documentation; Investment Company Act; accurate and complete disclosure; accuracy of historical financial statements (including pro forma financial statements based on historical balance sheets and income statements); no Material Adverse Effect (to be defined in a manner to be mutually agreed); taxes; ERISA; employee and labor matters; customers and suppliers; no default under Credit Facilities Documentation; subsidiaries; material contracts; intellectual property; environmental laws; use of proceeds; ownership of properties; location of collateral; intellectual property; insurance; nature of business; creation, perfection and priority of liens and other security interests; and consolidated solvency of the Borrower and its subsidiaries (to be defined in a manner to be mutually agreed), subject, where applicable, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality to be provided in the Credit Facilities Documentation (and subject to the Documentation Principles).

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Affirmative Covenants:	Consistent with the Documentation Principles and limited to the following (to be applicable to the Borrower and its subsidiaries only): delivery of (i) annual audited financial statements within 90 days of the end of any fiscal year, quarterly unaudited financial statements within 45 days of the end of each of the first three fiscal quarters of any fiscal year and monthly unaudited financial statements within 45 days of the end of each of the first two fiscal months of any fiscal quarter (other than for each fiscal month ending on or prior to December 31, 2018, the Borrower shall have 60 days), and with annual financial statements to be accompanied by an opinion of an independent accounting firm (which opinion shall not contain any scope qualification or any going concern qualification (other than an emphasis of matter paragraph) (other than (i) for any such qualification relating to changes in accounting principles or practices reflecting changes in GAAP that are required or approved by such auditors (subject to required lender review and consent), (ii) resulting from the impending maturity of the Credit Facilities or the Second Lien Facility)), (ii) annual budget and projection reports (including monthly balance sheet, profit and loss and cash flow figures) (with delivery time periods to be consistent with the delivery requirements for the audited annual financial statements), (iii) officers’ compliance certificates on a quarterly and annual basis and (iv) other information reasonably requested in writing by the Agents; delivery of notices of defaults, material litigation and material ERISA events; margin regulations; inspections (subject to frequency and cost reimbursement limitations, in each case, so long as there is no ongoing event of default); permits; maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance (but not, for the avoidance of doubt, flood insurance except to the extent required by applicable law or regulation); maintenance of existence and corporate franchises, rights and privileges; maintenance and inspection of books and records; payment of taxes and similar claims; compliance with laws and regulations (including ERISA, environmental and anti-terrorism laws, including the PATRIOT Act, laws applicable to sanctioned persons as administered by OFAC and the FCPA); additional Guarantors and Collateral (subject to limitations set forth under “Guarantees” and “Security” above) and related required actions; use of proceeds; changes in lines of business; quarterly telephonic lender meetings; changes of fiscal year; and further assurances on collateral matters, subject, where applicable, in the case of each of the foregoing covenants, to materiality thresholds, baskets and other exceptions and qualifications consistent with the Documentation Principles or as otherwise agreed to be provided in the Credit Facilities Documentation.

Negative Covenants:	Consistent with the Documentation Principles and limited to the following (to be applicable to the Borrower and its subsidiaries only), in each case, to materiality thresholds, baskets and other exceptions and qualifications (including with respect to payments as part of an “AHYDO catch-up payment) consistent with the Documentation Principles or as otherwise agreed:

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(a) limitations on the incurrence of debt;

(b) limitations on liens;

(c) limitations on fundamental changes;

(d) limitations on asset sales;

(e) limitations on investments and acquisitions;

(f) limitations on dividends or distributions on, or redemptions of, the Borrower’s (or any of its direct or indirect parent company’s) equity;

(g) limitations on prepayments, repurchases or redemptions of any junior lien, unsecured or subordinated indebtedness, including for the avoidance of doubt, the Second Lien Facility (collectively, “Junior Debt”) or amendments of the documents governing such Junior Debt in a manner (when taken as a whole) materially adverse to the Term Lenders;

(h)          limitations on negative pledge clauses;

(h)          limitations on adverse amendments to organizational documents and material contracts; limitations on sale and lease back transactions; limitations on issuances and retirements of capital stock; limitations on compromise of accounts receivables; limitations on operating and capital leases; and

(i) limitations on transactions with affiliates.

Financial Maintenance Covenants:	With respect to the Term Facility, (i) a maximum First Lien Leverage Ratio (to be defined in a manner to be mutually agreed), (ii) a maximum Total Leverage Ratio (to be defined in a manner to be mutually agreed) and (iii) a minimum Fixed Charge Coverage Ratio (to be defined in a manner to be agreed), in each case set at levels at a 30% cushion to a sponsor model satisfactory to the Lead Arrangers (the “Financial Maintenance Covenants”) (and each shall be calculated net of unrestricted cash up to an amount to be agreed). The Financial Maintenance Covenants will be tested with respect to the Borrower and its subsidiaries on a consolidated basis, quarterly on the last day of each fiscal quarter ending after the Closing Date.

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Events of Default:	Consistent with the Documentation Principles and limited to the following and subject to thresholds and materiality qualifiers to be mutually agreed (to be applicable to the Borrower and its subsidiaries only): nonpayment of principal when due; nonpayment of interest after a customary three business day grace period and non-payment of other amounts after a five business day grace period; cash management agreements; environment; loss or suspension of material licenses or permits; cessation of or restraint from conducting a material part of the Loan Parties’ business; indictment of a Loan Party or a proceeding in which penalties or remedies include forfeiture of a material portion of property, material damage, loss or destruction collateral; violation of covenants (subject, in the case of affirmative covenants (other than notices of default and maintenance of the Borrower’s existence), to a 30 day grace period); incorrectness of representations and warranties in any material respect; cross default and cross acceleration to indebtedness of an amount in of any amount to be agreed; bankruptcy or other similar events of the Borrower or its material subsidiaries (with a 60 day grace period for involuntary events); monetary judgments of an amount in excess of an amount to be agreed; ERISA or similar events; actual or asserted (in writing) invalidity of material Guarantees or security document or any security interest purported to be created thereunder; and Change of Control (to be defined in a manner to be mutually agreed).

Voting:	Customary for facilities of this type.

Cost and Yield Protection:	Customary for facilities of this type.

Assignments and Participations:	Customary for facilities of this type; provided that the each Lender may sell or assign to one or more other persons, a portion of its loans or commitments under the Credit Facilities without the consent of the Loan Parties; provided further that (other than upon the occurrence and continuance of an event of default) in no event shall any Lender sell or assign to any Disqualified Institution.

Expenses and Indemnification:	Customary for facilities of this type.

Confidentiality:	Customary for facilities of this type.

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent, Collateral Agent and Lead Arrangers:	Latham & Watkins LLP

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ANNEX I

Interest Rates:	The interest rates under the Term Facility will be as follows:

With respect to the Term Facility, at the option of the Borrower, Adjusted LIBOR plus 6.00% or ABR plus 5.00%; provided that, commencing on the one year anniversary of the Closing Date, the Term Facility shall be subject to two 25 bps step downs upon achieving and maintaining a First Lien Leverage Ratio equal to or less than 2.75:1.00 and 2.25:1.00, respectively; provided that no leverage based step-down shall be effective prior to the delivery of annual or quarterly financial statements after the one year anniversary of the Closing Date.

With respect to the Revolving Credit Facility, at the option of the Borrower, Adjusted LIBOR plus 6.00% or ABR plus 5.00%; provided that, commencing on the one year anniversary of the Closing Date, the Revolving Credit Facility shall be subject to two 25 bps step downs upon achieving and maintaining a First Lien Leverage Ratio equal to or less than 2.75:1.00 and 2.25:1.00, respectively; provided that no leverage based step-down shall be effective prior to the delivery of annual or quarterly financial statements after the one year anniversary of the Closing Date .

The Borrower may elect interest periods of 3 or 6 months (or, if agreed by all relevant Lenders, 12 months, a period of shorter than 3 month or such other period as may be agreed) for Adjusted LIBOR.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is the highest of (i) the rate last quoted by The Wall Street Journal (or another national publication selected by the Administrative Agent (at the direction of the required lenders) and acceptable to the Borrower) as the U.S. “Prime Rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1.00% and (iii) the one-month Published LIBOR (as defined below) rate plus 1.00% per annum.

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“Adjusted LIBOR” is the London interbank offered rate for eurodollar deposits for a period equal to the applicable Interest Period appearing on the Reuters Screen LIBOR01 Page or such other screen as may be determined prior to the Closing Date (or otherwise on the Reuters screen) (“Published LIBOR”), adjusted for statutory reserve requirements for eurocurrency liabilities.

With respect to the Term Facility, there shall be a minimum (i) Adjusted LIBOR (the “LIBOR Floor”) (i.e. Adjusted LIBOR prior to adding any applicable interest rate margins thereto) requirement of 1.50% per annum and (ii) ABR (the “ABR Floor”) (i.e. ABR prior to adding any applicable interest rate margins thereto) requirement of 2.50% per annum.

Unused Line Fee:	0.75% on the average daily unused portion of the Revolving Credit Facility, payable monthly in arrears.

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ANNEX III

Conditions to Closing

(a)          Delivery by the Borrower and each Guarantor of executed Credit Facilities Documentation (including the Intercreditor Agreement) consistent with the terms hereof, subject to the Funding Conditions Provision, executed security documents such that the Collateral Agent shall have a first priority security interest (subject to certain permitted liens) in all Collateral. Subject to the Funding Conditions Provision, all documents and instruments required to perfect the Collateral Agent’s security interests shall have been executed and delivered by the Borrower and the Guarantors and, if applicable, be in proper form for filing.

(b)          Deliver of (i) customary legal opinions, evidence of authority, corporate documents, documents from public officials (including as to good standing) and officers’ and closing certificates as to the Loan Parties; (ii) customary lien searches and (iii) a customary borrowing notice.

(c)          Receipt by the Lead Arrangers of an unaudited pro forma consolidated balance sheet and related pro forma statement of income of the Borrower and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least sixty (60) days prior to the Closing Date (or if the end of the most recently completed four-fiscal quarter period is the end of a fiscal year, ended at least ninety (90) days before the Closing Date), prepared after giving effect to the Transactions has occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income); provided, that each such pro forma financial statement shall be prepared in good faith by the Borrower; provided that such pro forma financial statement shall reflect the impact of any licensor change of control consents not obtained with respect to licensing agreements.

(d)          Payment of all fees and expenses of the Lenders, the Agents and the Lead Arrangers required to be paid by the Borrower on the Closing Date pursuant to the Commitment Letter and Fee Letter.

(e)          Immediately after giving effect to the consummation of the Transaction on the Closing Date, all third party indebtedness of the Borrower, the Acquired Business and their respective subsidiaries shall be repaid in full and termination of all related commitments and release of all liens, if any, in connection therewith (other than (i) the Credit Facilities and the Second Lien Facility, (ii) the indebtedness set forth on Annex A, (iii) the indebtedness permitted by the Acquisition Agreement to be incurred prior to the Closing Date and (iv) other existing indebtedness (including ordinary course capital leases, equipment financings, letters of credit and other similar financings arrangements) contemplated hereby to remain outstanding after the Closing Date or as otherwise agreed by the Lead Arrangers (the indebtedness set forth in clasues (iii) through (iv), the “Permitted Surviving Debt”).

(f)          Receipt by the Lead Arrangers of a certificate of the Chief Financial Officer (or another appropriate financial officer with similar duties) of Borrower in the form attached hereto on Annex B.

(g)          Receipt by the Lead Arrangers at least five days prior to the Closing Date of all information reasonably requested by it in writing ten days prior to the Closing Date and beneficial ownership certificate under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act.

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(h)          The Acquisition Agreement, including all exhibits, schedules and attachments thereto and all other documents and matters connection therewith (including (i) using commercially reasonable efforts to obtain licensor consents with respect to licensing agreements with respect to the Acquisition and with respect to the Collateral Agent’s security interest in such licenses and the enforcement by the Collateral Agent thereof, (ii) obtaining factoring agreements or arrangements on commercially reasonable terms available at the time of execution and provide for no less availability, in each case than the existing Whitehall factoring agreement, (iii) obtaining transition services agreements (including a sourcing agreement with a duration of at least 6 months after the Closing Date) and (iv) obtaining management agreements with key members of senior management of the Acquired Business customary for transactions of this type) shall be reasonably satisfactory to the Commitment Parties (it being understood that the draft of the Acquisition Agreement dated as of June 27, 2018 and previously provided to the Lead Arrangers on June 27, 2018 is reasonably satisfactory to the Lead Arrangers). Substantially concurrently with the initial funding of the Credit Facilities, the Acquisition shall be consummated in accordance in all material respects with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers that are not materially adverse to the Lenders without the consent of the Lead Arrangers; provided that (i) a reduction in the purchase price under the Acquisition Agreement shall be deemed to be materially adverse to the Lenders, (ii) any substantive modification, amendment, consent or waiver to the definition of “Material Adverse Effect” contained in the Acquisition Agreement shall be deemed to be materially adverse to the Lenders and (iii) the waiver or otherwise failure to obtain the consents with respect to the Disney Licenses (as defined in the Side Letter), including the election to proceed with the Acquisition without the consent of the Disney Licenses shall be deemed to be materially adverse to the Lenders.

(i)          The Acquisition Representations and the Specified Representations shall be true and correct in all material respects (or if qualified by materiality, in all respects).

(j)          No Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred or be occurring.

(k)          The Borrower shall have entered into a second lien term loan facility with lenders based on a term sheet approved by the Lead Agreements (such term sheet the “Second Lien Facility Term Sheet”) (it being acknowledged and agreed that the terms set forth in the Second Lien Facility Term Sheet, dated as of the date hereof and previously provided to the Lead Arrangers, are satisfactory to the Lead Arrangers); in aggregate committed amount of not less than $674,000,000 substantially simultaneously with the initial borrowings under the Credit Facilities, and the Lead Arrangers shall have received duly executed copies of the documentation for the Second Lien Facility (collectively, the “Second Lien Facility Documentation”);

(l)          Prior to or substantially concurrently with the funding of the initial borrowings under the Credit Facilities contemplated by the Commitment Letter, the Borrower shall have received the Equity Contribution (to the extent not otherwise applied to the Transactions).

(m)         The board of directors shall consult in good faith with the independent directors prior to the commencement of any bankruptcy proceeding or filing any petition for relief under Chapter 11 of the United States Bankruptcy Code.

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ANNEX A

HUDSON NOTES

Maker	Payee	Outstanding Principal Amount	Interest	Initial Date	Maturity	Instrument
Differential Brands Group Inc.	Chris Lynch	$4,732	6.5%	01/28/2016	07/28/2021	Subordinated Convertible Note
Differential Brands Group Inc.	Barbara Cook	$526,142	6.5%	01/28/2016	07/28/2021	Subordinated Convertible Note
Differential Brands Group Inc.	Tony Chu	$1,400,766	6.5%	01/28/2016	07/28/2021	Subordinated Convertible Note
Differential Brands Group Inc.	Peter Kim	$9,104,958	6.5%	01/28/2016	07/28/2021	Subordinated Convertible Note
Differential Brands Group Inc.	Paul Cardenas	$3,501,910	6.5%	01/28/2016	07/28/2021	Subordinated Convertible Note
Differential Brands Group Inc.	Fireman Capital CPF Hudson Co-Invest LP	$3,182,589	7.0%	01/28/2016	07/28/2021	Subordinated Convertible Note
Differential Brands Group Inc.	Ben Taverniti	$109,341	6.5%	1/28/2016	7/28/2021	Subordinated Convertible Note

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ANNEX B

FORM OF SOLVENCY CERTIFICATE

FORM OF SOLVENCY CERTIFICATE

[•][•], 20[•]

This Solvency Certificate is being executed and delivered pursuant to Section [•] of that certain [•][1] (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [•], the [Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.	I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

2.	As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries, taken as a whole; (ii) the fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:	[•]
Title:	[Chief Financial Officer/equivalent officer]

1       Describe Credit Agreement.

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